UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 3, 2007
Ameristar Casinos, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22494 (Commission File Number)	880304799 (I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S Las Vegas, Nevada (Address of principal executive offices)	89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 567-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 3, 2007, Ameristar Casinos, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Resorts International Holdings, LLC, a Delaware limited liability company (the “Seller”). Pursuant to the Agreement, the Company agreed to acquire all of the outstanding membership interests of RIH Acquisitions IN, LLC, a wholly owned subsidiary of the Seller that owns and operates the Resorts East Chicago casino and hotel in East Chicago, Indiana, for $675 million in cash, subject to a post-closing working capital adjustment as provided in the Agreement. Closing of the acquisition is subject to the receipt of approvals from the Indiana Gaming Commission and other regulatory authorities, antitrust preclearance, completion of the Company’s due diligence investigation and other customary closing conditions. The Company may terminate the Agreement on or before April 22, 2007, without penalty, if it has not satisfactorily completed its due diligence, in its sole and absolute discretion, by that date. In that event, the Company’s $25 million deposit toward the purchase price would be returned to the Company. Closing of the acquisition is not subject to a financing condition. Assuming satisfaction of the closing conditions, the Company expects to complete the acquisition in the fourth quarter of 2007.
     The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
2.1	Purchase Agreement, dated as of April 3, 2007, by and between Resorts International Holdings, LLC and Ameristar Casinos, Inc. (without Exhibits or Schedule)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ameristar Casinos, Inc.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

Dated: April 6, 2007

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